Exhibit 1A-15.5

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

Markley S. Roderick, Esquire Admitted in New Jersey & Pennsylvania

Direct Dial: (856) 661-2265
Email:	mark.roderick@flastergreenberg.com

May 2, 2019

Pamela Long, Office of Financial Services

Division of Corporate Finance

Securities and Exchange Commission

Washington, D.C. 20549

LongP@sec.gov

RE:	Money With Meaning Fund, LLC (the “Company”)
Draft Offering Statement on Form 1-A
Filed December 13, 2018
File No. 367-00189

Dear Ms. Long:

This is in response to a letter dated April 9, 2019 we received with respect to the issuer above from the Division of Corporation Finance, Office of Financial Services.

For clarity, we have copied below the comments from your April 9th letter, and provided our response below each comment.

We have enclosed clean and blacklined versions of the Offering Circular.

This letter has also been filed through EDGAR, together with clean version (but not the blacklined version) of the Offering Circular.

Your Comment # 1 – Summary of Escrow Services Agreement, page 39

We note your response to prior comment 1 that Prime Trust will not execute the escrow agreement until the Offering is qualified. Please revise your disclosure to clarify this fact. Your disclosure continues to state that the Company has entered into the escrow agreement with Prime Trust.

Our Response:

The disclosure was correct as written. The Offering Circular cannot be used to sell securities until it is qualified by the Commission. As soon as that happens, the Escrow Agreement will be effective. Nevertheless, we have revised the disclosure.

Your Comment # 2 - General

Please update your financial statements and the consent from your auditor. In this regard, please refer to Part F/S, paragraph (b)(3) of the Form 1-A.

Our Response:

The financial statements and auditor’s consent have been updated.

Your Comment # 3 - General

Please note that Rule 252(d) requires that your response letter relating to your DOS must be publicly filed 21 days before qualification. Your response letter was filed on April 2, and therefore your Form 1-A may not be qualified until April 23.

Our Response:

Acknowledged.

* * *

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

FLASTER/GREENBERG P.C.

/s/ Markley S. Roderick
Markley S. Roderick
MSR/kd